Exhibit: (3)(i)(b)
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
HCF ACQUISITION LLC
          THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of HCF Acquisition LLC (the “Company”) is made and entered into as of the 2nd day of June, 2009 (the “Effective Date”) by Highland Credit Strategies Fund as sole member (the “Member”).
          WHEREAS, the Company was formed as a limited liability company pursuant to a Limited Liability Company Agreement dated as of April 28, 2009 (as in effect on the date hereof, the “Initial LLC Agreement”) and the filing of a Certificate of Formation (the “Certificate of Formation”) with the Secretary of State of the State of Delaware in accordance with the Delaware Limited Liability Company Act, as amended (the “Act”);
          WHEREAS, in accordance with the provisions of the Act and the Initial LLC Agreement, the Member wishes to amend and restate the Initial LLC Agreement in accordance with the terms hereof;
          NOW, THEREFORE, the Member agrees with the Company as follows:
ARTICLE I
          For purposes of this Agreement the following terms shall have the following meanings:
          “Distribution” shall mean the amount of cash and the fair market value of any other property distributed in respect of the Member’s Membership Interest in the Company.
          “Member” means the Person executing this Agreement as of the Effective Date as a member or any Person that both acquires a Membership Interest in the Company and is admitted to the Company as a member pursuant to this Agreement.
          “Membership Interest” means the entire interest of the Member in the capital and profits of the Company (which shall be represented by Units), including the right of the member to any and all benefits to which the Member may be entitled as provided in this Agreement, together with the obligations of the Member to comply with all the terms and provisions of this Agreement.
          “Person” is defined in Section 18-101(12) of the Act.

ARTICLE II
          Section 2.1. The Member hereby ratifies and in all respects confirms the formation of the Company as a Delaware limited liability company. The Member hereby ratifies and in all respects approves the entering into by the Company, and the execution and delivery by M. Jason Blackburn, as Treasurer of the Member, the Member acting for and on behalf of the Company, of the Agreement and Plan of Merger and Liquidation, dated as of April 29, 2009, with Highland Credit Strategies Fund and Highland Distressed Opportunities, Inc. (the “Merger Agreement”).
          Section 2.2. From and after the Effective Date, the rights and obligations of the Member with respect to the Company will be determined in accordance with the terms and provisions of this Agreement and the Act (except where the Act provides that such rights and obligations specified in the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement).
          Section 2.3. The name of the Company is HCF Acquisition LLC.
ARTICLE III
          Section 3.1. Registered Office and Registered Agent. The Company’s registered office required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by law. The Company’s registered agent in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board of Managers may designate from time to time.
          Section 3.2. Principal Place of Business. The company’s principal place of business shall be at such location as is designated by the Board of Managers.
ARTICLE IV
          Section 4.1. Purpose and Powers. The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, convenient or incidental to the foregoing. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of said purposes, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the laws of the State of Delaware.
          Section 4.2. Certificate. Each of the Member, M. Jason Blackburn, R. Joseph Dougherty and any member of the Board of Managers is hereby designated as an authorized person with the meaning of the Act to execute, deliver and file any amendments or restatements of the Certificate of Formation or any certificate of cancellation of the Certificate of Formation.

ARTICLE V
          Section 5.1. Member. The name and the business, residence or mailing addresses of the Member is as follows:

Name	Address

Highland Credit Strategies Fund	NexBank Tower 13455 Noel Road, Suite 800 Dallas, Texas 75240
          Section 5.2. Capital Contribution. Shall mean the amount of cash contributed to the Company with respect to the Membership Interest held by the Member, as set froth on Exhibit A.
          Section 5.3. Additional Capital Contributions. The Member may make additional Capital Contributions to the Company for such purposes, at such times and in such amounts as shall be determined by such Member; provided, however, that the Member shall not be obligated to make any additional Capital Contributions.
          Section 5.4. Return of Capital Contributions. The Member shall not have the right to demand a return of all or any part of its Capital Contributions, and any return of the Capital Contributions of the Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. No interest shall be paid to the Member with respect to its Capital Contributions.
          Section 5.5. Membership Units. The Membership Interest of the Member of the Company shall be divided into Units. The Company shall have authority to issue class A units (the “Class A Membership Units”) and class B units (the “Class B Membership Units”, and together with the Class A Membership Units and any additional units issued by the Company, the “Membership Units”). The Company shall maintain a schedule of all Members from time to time, their respective business, residence or mailing addresses, and the Units held by them, a copy of which as of the execution of this Agreement is attached hereto as Exhibit A.
          Section 5.6. Class A Membership Units.
               (a) Voting Rights. Except as otherwise required by law or this Agreement, holders of Class A Membership Units shall have one vote in respect of each unit of membership interest held by such holder on the books of the Company for the election of members of the Board of Managers and on all other matters submitted to a vote of Members of the Company.
               (b) Distributions. Holders of Class A Membership Units shall be entitled to receive, when, as and if declared by the Board of Managers, out of the assets of the Company legally available therefor, distributions payable either in cash, in property or in Units.

               (c) Liquidation, Dissolution, or Winding Up. In the event of a liquidation, dissolution or winding up of the affairs of the Company (“Liquidation”), holders of Class A Membership Units shall be entitled, unless otherwise provided by law or this Agreement, to receive all of the remaining assets of the Company of whatever kind available for distribution to Members ratably in proportion to the number of Class A Membership Units held by them respectively.
          Section 5.7. Class B Membership Units.
               (a) The Board of Managers is expressly authorized to provide for the issuance of the Class B Membership Units or one or more additional classes of units, and to fix for each such class such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Managers providing for the issuance of such class and as may be permitted by the Act, including, without limitation, the authority to provide that any such class may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; or (iv) convertible into, or exchangeable for, units of any other class or classes of units of the Company at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Any of the foregoing provisions shall be consistent with the requirements of the Investment Company Act of 1940 (the “1940 Act”) to the extent applicable.
               (b) Each Unit of each class, other than Class A Membership Units, shall have the same relative rights and be identical in all respects with all other Units of the same class, except that Units of a class issued at different times may differ as to the date, if any, from which distributions thereon shall be cumulative. Except as otherwise provided by law or specified in this Article V, any class of Units, other than Class A Membership Units, may differ from any other class with respect to any one or more of the voting powers, designations, powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof.
               (c) Before any distributions on any class of Units of the Company ranking junior to the Class B Membership Units (other than dividends payable in Units of any class of the Company ranking junior to the Class B Membership Units) shall be declared or paid or set apart for payment, the holders of the Class B Membership Units shall be entitled to such cash distributions, but only if, when and as declared by the Board of Managers out of funds legally available therefor, as they may be entitled to in accordance with the resolution or resolutions adopted by the Board of Managers providing for the issuance of such class of Units, payable on such dates as may be fixed in such resolution or resolutions.
               (d) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Units of any class of Units of the

Company ranking junior to the Class B Membership Units, the holders of the Class B Membership Units shall be entitled to receive payment of the amount per Unit fixed in the resolution or resolutions adopted by the Board of Managers providing for the issuance of the Units of such class, plus an amount equal to all dividends accrued thereon to the date of final distribution to such holders. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof distributable among the holders of Class B Membership Units shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such Units if all amounts payable thereon were paid in full. For the purposes of this paragraph (e), the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company or a consolidation or merger of the Company with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.
               (e) The term “junior,” as used in relation to the Class B Membership Units, shall mean the Class A Membership Units and any other class of Units of the Company hereafter authorized that by its terms shall rank junior to the Class B Membership Units as to dividend rights and as to the distribution of assets upon liquidation, dissolution or winding up of the Company.
               (f) Before the Company shall issue additional Class B Membership Units or a new class of Units, a certificate setting forth a copy of the resolution or resolutions with respect to such class of Units adopted by the Board of Managers of the Company pursuant to the foregoing authority vested in said Board of Managers shall be made, filed and recorded in accordance with the then applicable requirements, if any, of the laws of the State of Delaware, or, if no certificate is then so required, such certificate shall be signed and acknowledged on behalf of the Company by its president or a vice-president and its corporate seal shall be affixed thereto and attested by its secretary or an assistant secretary and such certificate shall be filed and kept on file at the registered office of the Company in the State of Delaware and in such other place or places as the Board of Managers shall designate.
          Section 5.8. Capital Account. The Company shall maintain a capital account (a “Capital Account”) for the Member. The Capital Account shall be increased by all capital contributions made by the Member and all profits allocated to the Member and be decreased by all distributions to the Member and by all losses allocated to the Member.
          Section 5.9. Allocations. Except as set forth in any resolutions, certificates or other documents setting forth the terms of any Class B Membership Units, all of the Company’s profits and losses shall be allocated to the holders of Class A Membership Units in proportion to the number of Class A Membership Units held by them.
ARTICLE VI
          Section 6.1. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member, any member of the Board of Managers nor any other Indemnified Party shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, a member of the Board of Managers or an Indemnified Party. All Persons dealing with the Company shall look solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.
          Section 6.2. No Make-Up. In no event shall the Member be required to make up any deficiency in its Capital Account upon the dissolution or termination of the Company.
          Section 6.3. Return of Distributions of Capital. Except as otherwise expressly required by law, the Member, in its capacity as such, shall have no liability either to the Company or any of its creditors in excess of (a) the amount of its Capital Contributions actually made, (b) its obligation to make a capital contribution pursuant to Section 5.2, (c) of any assets and undistributed profits of the Company and (d) to the extent required by law, the amount of any distributions wrongfully distributed to it. Except as required by law or a court of competent jurisdiction, no Member or investor in or partner of a Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company. The amount of any Distribution returned to the Company by or on behalf of the Member or paid by or on behalf of the Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.
          Section 6.4. No Management or Control. The Member shall not take part in or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company.
          Section 6.5. Taxation. It is the intent of the Member that since the Company has a single owner, the Company shall be disregarded as an entity separate from the Member for federal tax purposes.
ARTICLE VII
          Section 7.1. In-Kind Distributions. The Company may elect to make a distribution in-kind of any securities to any Member of the Company in connection with a Liquidation so long as it is not prohibited by the Act or under this Agreement. All distributions shall be made to Members ratably in proportion to the number of Membership Units held by them respectively.
ARTICLE VIII
          Section 8.1. Classified Board of Managers. The Board of Managers of the Company shall be comprised of not less than three (3) nor more than nine (9) managers, such Board of Managers to be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of managers of one class shall expire at each annual meeting of Members, and in all cases as to each manager when such manger’s successor shall be elected and shall qualify or upon such manager’s earlier resignation, removal from office, death or incapacity. Additional positions on the Board of Managers resulting from an increase in number of managers shall be apportioned among the classes as equally as possible.

If required by law, the initial term of office of managers of Class I shall expire at the annual meeting of Members in the first year after the formation of the Company; that of Class II shall expire at the annual meeting in the second year after the formation of the Company; and that of Class III shall expire at the annual meeting in the third year after the formation of the Company; and in all cases as to each manager when such manager’s successor shall be elected and shall qualify or upon such manager’s earlier resignation, removal from office, death or incapacity. Beginning at the first annual meeting after the formation of the Company and thereafter at each annual meeting, the number of managers equal to the number of managers of the class whose term expires at the time of such meeting (or, if less, the number of managers properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of Members after their election. The persons constituting the Board of Managers on the date hereof and the classes to which such persons belong are set forth on Exhibit B hereto.
          Section 8.2. Elections. Elections of managers need not be by written ballot unless otherwise provided in the Company’s Bylaws.
          Section 8.3. Removal of Managers. Any manager may be removed for cause from office by the action of the holders of at least seventy-five percent (75%) of the then outstanding Membership Units entitled to vote for the election of the respective manager.
          Section 8.4. Vote Required to Amend or Repeal. The affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding Membership Units entitled to vote generally in the election of managers, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE VIII.
          Section 8.5. Vacancies. Subject to applicable law (including Section 15 of the 1940 Act) and the rights of the holders of any series of Class B Membership Units, and unless the Board of Managers otherwise determines, all vacancies on the Board of Managers and newly created positions on the Board of Managers resulting from any increase in the authorized number of managers shall be filled exclusively by a majority of the managers then in office, although less than a quorum, or by a sole remaining manager, and shall not be filled by the Members.
ARTICLE IX
          Section 9.1. Management. The business and affairs of the Company shall be managed by or under the direction of the Board of Managers, and the Persons constituting the Board of Managers shall be the “managers” of the Company for all purposes under the Act. Decisions of the Board of Managers shall be embodied in a vote or resolutions adopted in accordance with the Company’s Bylaws. Such decisions shall be decisions of the “manager” for all purposes of the Act and shall be carried out by any member of the Board of Managers or by officers or agents of the Company designated by the Board of Managers in the vote or resolution in question or in one or more standing votes or resolutions or with the power and authority to do so under Section 9.4.
          Section 9.2. Limited Liability of Managers. No manager shall be personally liable to the Company or any of its Members for monetary damages for breach of fiduciary duty as a manager, except for liability (i) for any breach of the manager’s duty of loyalty to the

Company or its Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the manager derived an improper personal benefit. Any repeal or modification of this Section 9.2 by the Members of the Company shall not adversely affect any right or protection of a manager of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
          Section 9.3. Authority of Board of Managers. The Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board of Managers or Persons designated by the Board of Managers, including officers and agents appointed by the Board of Managers, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the fullest extent permitted by Delaware law, the Board of Managers shall have the power to do any and all acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Member under the laws of the State of Delaware, and the Member shall have no power whatsoever with respect to the management of the business and affairs of the Company. The power and authority granted to the Board of Managers hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company.
          Section 9.4. Officers: Agents. The Board of Managers by vote or resolution shall have the power to appoint officers or agents to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board of Managers hereunder, including the power to execute documents on behalf of the Company, as the Board of Managers may in its sole discretion determine; provided, however, that no such delegation by the Board of Managers shall cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers or agents so appointed may include persons holding titles such as Chairman, Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer, Executive Vice President, Vice President, Treasurer, Secretary or Assistant Secretary. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the Board of Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a corporation in the absence of a specific delegation of authority and all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the corporation may be signed by the Chairman, if any, the President, a Vice President or the Treasurer, Secretary or Assistant Secretary at the time in office. The Board of Managers, in its sole discretion, may by vote or resolution of the Board of Managers ratify any act previously taken by an officer or agent acting on behalf of the Company.
          Section 9.5. Reliance by Third Parties. Any person or entity dealing with the Company or the Member may rely upon a certificate signed by the Member or a member of the Board of Managers as to: (a) the identity of the Member or the members of the Board of Managers, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member or the Board of Managers or are in any other manner germane to the affairs of the Company, (c) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action taken by or on behalf of the Company by the Member, the Board of Managers or any officer or agent acting on behalf of the Company, or (e) any act or failure to act by the Company, the Board of Managers or as to any other matter whatsoever involving the Company or the Member.
ARTICLE X
          Section 10.1. Annual Meeting of Members. An annual meeting of the Members for the election of Managers and the transaction of any business within the powers of the Company shall be held on a date and at the time set by the Board of Managers.
          Section 10.2. Special Meetings of Members. Special meetings of the Members may be called for any purpose or purposes, unless otherwise prescribed by statute or this Agreement, only by the chairman, vice-chairman, chief executive officer or president or by a resolution duly adopted by a majority of the members of the Board of Managers.
          Section 10.3. Consent of Members. Until the Public Market Event, any action required or permitted to be taken at any annual or special meeting of Members of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted and shall be delivered to the Company as set forth in the Bylaws of the Company. From and after the Public Market Event, any action required or permitted to be taken by the Members of the Company must be effected at a duly called annual or special meeting of the Company, and the ability of the Members to consent in writing to the taking of any action shall be specifically denied.
          Section 10.4. Vote Required to Amend or Repeal. The affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding Membership Units entitled to vote generally in the election of managers, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE X.
ARTICLE XI
          Section 11.1. Amend or Repeal Bylaws. The initial Bylaws of the Company are attached in Exhibit C hereto. The Board of Managers is expressly empowered to amend or repeal the Bylaws of the Company or adopt new Bylaws of the Company; provided, however, that any adoption, amendment or repeal of the Bylaws by the Board of Managers shall require the approval of at least sixty-six and two-thirds percent (66 2/3%) of the total number of authorized managers (whether or not there exist any vacancies in previously authorized positions on the Board of Managers at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Managers).

          Section 11.2. Vote Required to Amend Repeal. The affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding Membership Units entitled to vote generally in the election of managers, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE XI.
ARTICLE XII
          Section 12.1. The conversion of the Company from a business development company to an investment company, the liquidation and dissolution of the Company (if there has been a Public Market Event), the merger or consolidation of the Company with any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same anti-takeover provisions as described in this Agreement or the amendment of any of the provisions discussed herein shall require the approval of (i) the holders of at least eighty percent (80%) of the then outstanding Membership Units, voting together as a single class, or (ii) at least (A) a majority of the “continuing managers” and (B) the holders of at least seventy-five percent (75%) of the then outstanding Membership Units entitled to vote generally in the election of mangers, voting together as a single class. For purposes of this ARTICLE XII, a “continuing manager” is a manager who (i) (A) has been a manager of the Company for at least twelve months, and (B) is not a person or an affiliate of a person who enters into, or proposes to enter into, a business combination with the Company or (ii) (A) is a successor to a continuing manager, (B) who was appointed to the Board of Managers by at least a majority of the continuing managers, and (C) is not a person or an affiliate of a person who enters into, or proposes to enter into, a business combination with the Company.
ARTICLE XIII
          Section 13.1. Meetings of Members may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the Act) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Managers or in the Bylaws of the Company.
          Section 13.2. The Member may sell, assign, pledge, encumber, dispose of or otherwise transfer all or any part of the economic or other rights that comprise its Membership Interest. The transferee shall have the right to be substituted for the Member under this Agreement for the transferor if so determined by the Member. No Member may withdraw or resign as Member except as a result of a transfer pursuant to this Section 13.2 in which the transferee is substituted for the Member. None of the events described in Section 18-304 of the Act shall cause the Member to cease to be a Member of the Company.
ARTICLE XIV
          Section 14.1. Certain Transactions.
               (a) Notwithstanding any other provision of this Agreement and subject to the exceptions provided in paragraph (d) of this Section, the types of transactions described in paragraph (c) of this Section shall require the affirmative vote or consent of a majority of the Managers then in office followed by the affirmative vote of the holders of not less than seventy-five percent (75%) of the units of each affected class outstanding, voting as separate classes, when a Principal Member (as defined in paragraph (b) of this Section) is a party to the transaction. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of units otherwise required by law or by the terms of Class B Membership Units or any agreement between the Company and any national securities exchange.
               (b) The term “Principal Member” shall mean any corporation, Person (which for purposes of Article XIII shall mean and include individuals, partnerships, trusts, limited liability companies, associations, joint ventures and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof) or other entity that is the beneficial owner, directly or indirectly, of twenty (20%) (or ten percent (10%) if there has been a Public Market Event) or more of the outstanding Units of all outstanding classes and shall include any affiliate or associate, as such terms are defined in clause (ii) below, of a Principal Member. For the purposes of this Section, in addition to the Units that a corporation, Person or other entity beneficially owns directly, (a) any corporation, Person or other entity shall be deemed to be the beneficial owner of any Units (i) that it has the right to acquire pursuant to any agreement or (ii) that are beneficially owned, directly or indirectly (including Units deemed owned through application of clause (i) above), by any other corporation, Person or entity with which its “affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Units, or which is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, and (b) the outstanding Units shall include Units deemed owned through application of clauses (i) and (ii) above, but shall not include any other Units that may be issuable pursuant to any agreement or upon exercise of conversion rights or warrants, or otherwise.
               (c) This Section shall apply to the following transactions:
               (i) The merger or consolidation of the Company or any subsidiary of the Company with or into any Principal Member.
               (ii) The issuance of any securities of the Company to any Principal Member for cash (other than pursuant to any automatic dividend reinvestment plan).
               (iii) The sale, lease or exchange of all or any substantial part of the assets of the Company to any Principal Member (except assets having an aggregate fair market value of less than five percent (5%) of the total assets of the Company, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).
               (iv) The sale, lease or exchange to the Company or any subsidiary thereof; in exchange for an interest in the Company, of any assets of any Principal Member (except assets having an aggregate fair market value of less than five percent (5%) of the total assets of the Company, aggregating for the purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve month period).

               (d) The provisions of this Section shall not be applicable to (i) any of the transactions described in paragraph (c) of this Section if 80% of the Managers shall by resolution have approved a memorandum of understanding with such Principal Member with respect to and substantially consistent with such transaction, in which case approval by “vote of a majority of the outstanding voting securities,” as such term is defined in the 1940 Act, of the Company with each class of units voting together as a single class, except to the extent otherwise required by law, the 1940 Act or this Agreement with respect to any one or more classes of units, in which case the applicable proportion of such classes of units voting as a separate class also will be required, shall be the only vote of Members required by this Section, or (ii) any such transaction with any entity of which a majority of the outstanding units of all classes of units normally entitled to vote in elections of managers is owned of record or beneficially by the Company and its subsidiaries.
               (e) The Board of Managers shall have the power and duty to determine for the purposes of this Section on the basis of information known to the Company whether (i) a corporation, person or entity beneficially owns any particular percentage of the outstanding units of any class, (ii) a corporation, person or entity is an “affiliate” or “associate” (as defined above) of another, (iii) the assets being acquired or leased to or by the Company or any subsidiary thereof constitute a substantial part of the assets of the Company and have an aggregate fair market value of less than five percent (5%) of the total assets of the Company, and (iv) the memorandum of understanding referred to in paragraph (d) hereof is substantially consistent with the transaction covered thereby. Any such determination shall be conclusive and binding for all purposes of this Section.
               (f) “Public Market Event” shall mean an initial public offering of the Company’s Units registered under the Securities Act of 1933 and the listing of such Units on a national securities exchange.
ARTICLE XV
          Section 15.1. The Company is to have perpetual existence; provided, however, that the Board of Managers shall liquidate and dissolve the Company as promptly as practicable after the tenth anniversary of the Company’s existence, provided that (i) there has not been a Public Market Event and (ii) at least a majority of the Company’s managers, including at least a majority of the managers who are not “interested persons,” as defined in the 1940 Act, determine such act to be in the best interests of the Company’s Members. Notwithstanding the foregoing, the Company shall be liquidated and dissolved and the Board of Managers shall wind up the Company upon the approval of the dissolution of the Company by the holders of at least eighty percent (80%) of the then outstanding Membership Units, voting together as a single class.
ARTICLE XVI
          Section 16.1. The Company reserves the right to amend, alter, change or repeal any provision contained in this Agreement, in the manner now or hereafter prescribed by statute or by this Agreement, and all rights conferred upon Members herein are granted subject to this reservation. Unless otherwise specified in this Agreement, any amendment, alteration, change or repeal of this Agreement shall require the approval of the Board of Managers and the approval of a majority of the outstanding Membership Units entitled to vote thereon.
ARTICLE XVII
          Section 17.1. The Company shall indemnify its managers and officers (all of the foregoing persons being referred to collectively as “Indemnified Parties” and individually as an “Indemnified Party”) to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a manager or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any Indemnified Party (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Managers. The right to indemnification conferred by this Article XVII shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
          Section 17.2. The Company may, to the extent authorized from time to time by the Board of Managers, provide rights to indemnification and to the advance of expenses to employees and agents of the Company similar to those conferred in this Article XVII to the Indemnified Parties.
          Section 17.3. The rights to indemnification and to the advance of expenses conferred in this Article XVII shall not be exclusive of any other right that any person may have or hereafter acquire under this Agreement, the resolutions of the Company, any statute, agreement, vote of Members or disinterested managers or otherwise; provided, however, that the indemnification under this Article XVII shall be recoverable only from the assets of the Company and not from any assets of the Member.
          Section 17.4. The rights to indemnification and to the advance of expenses conferred in this Article XVII shall be subject to the requirements of the 1940 Act to the extent applicable.
          Section 17.5. Any repeal or modification of this Article XVII by the Members of the Company shall not adversely affect any rights to indemnification and to the advance of expenses of a manager or officer of the Company existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
ARTICLE XVIII
          Section 18.1. General. This Agreement: (a) shall be binding upon the legal successors of the Member, (b) shall be governed by and construed in accordance with the laws of the State of Delaware and (c) contains the entire agreement as to the subject matter hereof. The waiver of any of the provisions, terms, or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms, or conditions hereof.

          Section 18.2. Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed to the Member at its address in the records of the Company or otherwise specified by the Member.
          Section 18.3. Gender and Number. Whenever required by the context, as used in this Agreement the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include the masculine, feminine and neuter genders.
          Section 18.4. Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.
          Section 18.5. Anti-takeover Provisions. To the extent that this Agreement does not otherwise contain substantially the same anti-takeover provisions as described in the Certificate of Incorporation of Highland Distressed Opportunities, Inc., as in effect at the time of the merger and liquidation to be effectuated pursuant to the Merger Agreement, this Agreement shall be deemed to include such additional provisions or changes as are necessary to satisfy that standard.
          Section 18.6. Headings. The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.
          Section 18.7. No Third Party Rights. Except for the provisions of Section 9.5, the provisions of this Agreement are for the benefit of the Company, the Member and permitted assignees and no other Person, including creditors of the Company, shall have any right or claim against the Company or the Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement as of the date and year first above written.

HIGHLAND CREDIT STRATEGIES FUND, as sole member
/s/ M. Jason Blackburn
By:	M. Jason Blackburn
Title:	Treasurer

Exhibit A

				Capital	Initial
			Percentage	Account	Capital
Member	Address	Units	Interest	Balance	Contributions
Highland Credit Strategies Fund	NexBank Tower 13455 Noel Road, Suite 800 Dallas, Texas 75240	100 Class A Membership Units	100%	$1	$1

Exhibit B

Class I	James F. Leary Bryan A. Ward

Class II	Timothy Hui Scott Kavanaugh

Class III	R. Joseph Dougherty.